EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use by reference of our report dated April 15, 2010 with respect to the consolidated financial statements of Ecotality, Inc. for the fiscal year ended December 31, 2009 in the filing of Form S-8 dated September 20, 2011.

/s/ Weaver & Martin LLC

Kansas City, Missouri
September 20, 2011